Exhibit 7

MERGER CONSIDERATION SCHEDULE

as of May 31, 2016

This is the Merger Consideration Schedule as required pursuant to Section 1.4(a)(iv) of that certain Agreement and Plan of Merger, dated as of March 14, 2016 (the “Agreement”), by and among Heska Corporation, a Delaware corporation (“Purchaser”), its wholly-owned subsidiary Cuattro International Merger Subsidiary, Inc., a Delaware corporation (“Merger Sub”), Cuattro Veterinary, LLC, a Delaware limited liability company (the “Company”), Kevin S. Wilson (the “Founder”) and all members of the Company, as named on the signature page of the Agreement (each, a “Member” and collectively, the “Members”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

Members	Merger Consideration Payable Pursuant to the Company's Operating Agreement (Number of Heska Shares)	Percentage Interest of Contingent Merger Consideration Payable Pursuant to the Company's Operating Agreement (%)
Wilson Family Trust, Kevin S. Wilson and Shawna M. Wilson, trustees, UTD October 14, 2005	138,743	70.80%
Lane Naffziger	16,028	11.48%
Clint James Roth Living Trust	12,972	11.38%
Doug G. Wilson, III	7,257	6.34%
TOTAL	175,000	100%

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned Members have executed this Merger Consideration Schedule as of the date set forth above.

Wilson Family Trust, Kevin S. Wilson and Shawna M. Wilson, trustees, UTD October 14, 2005
By: /s/ Kevin S. Wilson
Name: Kevin S. Wilson
Title: Trustee
/s/ Lane Naffziger
Lane Naffziger
Clint James Roth Living Trust
By: /s/ Clint Roth
Name: Clint Roth
Title: Trustee
/s/ Doug G. Wilson, III
Doug G. Wilson, III

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[Signature Page to Merger Consideration Schedule]